Exhibit 99.1

Remarks Prepared for Delivery by

Alfred A. DelliBovi
President
Federal Home Loan Bank of New York

New Jersey League of Community Bankers’ 98th Annual Convention
June 1, 2006
Colorado Springs, Colorado

Good morning.

Today I would like discuss three topics: a general report on the condition of the Home Loan Bank; two proposed regulations recently issued by the FHFB on retained earnings and capital and the director election process; and finally, the issues of joint and several liability of the Home Loan Banks and balancing the members’ need for information in the cooperative structure after SEC registration.

Report on the Condition of FHLB-NY:

The Home Loan Bank is now an SEC registrant, operates under a new risk-based Capital Plan, and has a strong management team focused on providing ready access to reasonably-priced advances and a fair return on our members’ capital and managing risk.

At the close of business on March 31, 2006, total assets of the Bank were just over $85.3 billion compared to $83.7 billion on March 31, 2005. Outstanding advances, i.e., secured loans to members, were $62.4 billion, representing 73% of assets. MPF member mortgage assets were $1.5 billion and represented 1.7% of assets.

The FHLB-NY has a strong credit-risk profile as a result of our adherence to conservative investment and collateral policies. All advances require that collateral be posted, and the majority of the rest of the assets are short-term, high-quality investments and highly rated MBS. The Bank carefully evaluates and reviews collateral to ensure that advances are properly collateralized and to minimize credit risk.

In September 2003 — two and half years ago — we had a well-publicized hiccup in our securities portfolio. We sold manufactured housing securities because of market depreciation. We took the loss and moved ahead.

Since that time, we have made extensive efforts to lower risk and rebuild retained earnings. Our current risk profile is very low, with an exceptionally low-risk investment portfolio. The $10 billion portfolio contains only triple-A securities that we understand. We have modeled their risks. And we monitor them closely to ensure that performance meets our expectations.

Further, the Bank has greatly expanded our investment and risk management capabilities by beefing up our staff and systems to measure and manage investment risks.

And the performance of our conservative investments has been good:

FHLB-NY Dividend History for the past year:

Quarter	Dividend Percent	Cash Distributed (in millions)	Retained Earnings (in millions)

1Q 2006	5.25%	$47 - 75%	$256 - 3/31/06

4Q 2005	5.11%	$46 - 82%	$245 - 12/31/05

3Q 2005	5.25%	$49 - 80%	$234 - 9/30/05

2Q 2005	5.00%	$46 - 86%	$221 - 6/30/05

For the past four quarters, we have provided an average dividend of 5.15% and paid out 80.8% of our earnings, which total $188 million.

FHFB’s Major Proposed Rule to Strengthen FHLBanks’ Capital Structure

The FHFB approved a proposed regulation that would modify the capital structure of the FHLBanks by establishing a minimum retained earnings requirement for each FHLBank, limiting the amount of excess stock, and imposing new restrictions on the timing and form of dividend payments.

A majority of HLBanks have reported that, if this regulation is adopted, the dividend to their members would be significantly reduced while each of these Banks attempts to meet the retained earnings floor.

Not the case at the FHLB-NY. We expect to meet the proposed retained earnings target, should the FHFB proceed with regulation, before the minimum retained earnings rule becomes effective and consequently see no impact upon our dividend.

The FHLB-NY would not be affected by the provisions of the proposed rule that would limit excess stock to no greater than 1% of total assets and prohibit paying dividends in the form of stock. For some time, the FHLB-NY has redeemed all excess stock on a daily basis and already meets this component of the proposed rule.

The FHLB-NY has never paid a stock dividend, so the prohibition would have no impact on the Bank or our members. And for a number of years, the FHLB-NY has been declaring and paying dividends after the close of the quarter to which the dividend payment pertains and the FHLB-NY’s earnings for that quarter have been calculated.

Some of you may ask why other Home Loan Banks have all this excess capital and why do they pay stock dividends? I would respond by saying they have the excess capital because they pay stock dividends. Payment of dividends in stock enables the member to book the dividend but not pay the tax on it. As such stock dividends build up, the prospect of redemption of excess stock can have significant tax consequences for the members. And for the Home Loan Bank which paid the stock dividends and has the excess capital, there is pressure to find activities which will put that capital to work.

The proposed minimum required retained earnings would be established at $50 million plus 1% of non-advance assets under the new rule. On December 31, 2005, the FHLB-NY held $245 million in retained earnings. Using the average non-advance assets for the fourth quarter of 2005, we estimate the current retained earnings requirement under the proposed regulation to be in excess of $260 million. Therefore, it is highly probable that the FHLB-NY would meet this component of the proposed retained earnings requirement well before the proposed regulation is likely to become effective.

Accordingly, should the proposed regulation be adopted, the FHLB-NY sees no substantial effect on the FHLB-NY’s financial management, business operations, or dividend, or those of our members.

The proposed rule was published in the Federal Register on March 15, 2006. Public comments are due to the FHFB by July 13, 2006. The FHLB-NY is currently drafting comments to the FHFB.

We believe the proposed rule can be improved, and we expect that when all the comments are in and reviewed by the FHFB, a new improved rule will appear.

I want to now turn to the FHFB’s Proposed Rule on the Director Election Process

First, let me point out that today the Home Loan Banks are vastly different from what they were before FIRREA, and the workload and responsibilities that fall on the Directors of each of the Home Loan Banks are significant, demanding, and time consuming.

The League has helped the Federal Home Loan Bank of New York by guiding your members to support the election of qualified Directors who work hard on behalf of the Home Loan Bank. On our Board are:

Kenneth J. Abt
Chairman, President and CEO
First Federal Savings of Middletown
Middletown, NY

George L. Engelke, Jr.
Chairman, President and CEO
Astoria Federal Savings and Loan Association
Lake Success, NY

Harry P. Doherty
Vice Chairman
Independence Community Bank
Staten Island, NY

Richard S. Mroz
Of Counsel
Stradley Ronon Stevens & Young LLP
Cherry Hill, NJ

David W. Lindstrom
President and CEO
Franklin Savings Bank, SLA
Pilesgrove, NJ

Sanford A. Belden
President and CEO
Community Bank, N.A.
DeWitt, NY

Anne Evans Estabrook
Owner and CEO
Elberon Development Co.
Cranford, NJ

Jose Ramon Gonzalez
President and CEO
Banco Santander Puerto Rico
San Juan, PR

Katherine J. Liseno
President and CEO
Metuchen Savings Bank
Metuchen, NJ

Kevin J. Lynch
President and CEO
Oritani Savings Bank
Washington Township, NJ

Joseph R. Ficalora
President and CEO
New York Community Bank
Westbury, NY

Ronald E. Hermance, Jr.
Chairman, President and CEO
Hudson City Savings Bank
Paramus, NJ

Carl A. Florio
Eastern Regional President
First Niagara Bank
Hudson, NY

Now that our Bank is an SEC registrant and subject to the Sarbanes-Oxley Act, there is even more work for our Directors and greater challenges.
On April 12, 2006, the FHFB proposed a rule that, if enacted, would allow the Board of Directors of each of the Home Loan Banks to become more involved in the director election process. The proposal would permit — but not require — each Board to conduct an annual self-assessment to identify the skills and experience that would strengthen the Board. The Home Loan Bank could then include a statement of these needs with the election notice and call for nominations sent to members at the beginning of the election process. The proposal would also allow each FHLBank to include this information in each ballot package and, as part of the information included about each nominee, would also permit a brief description of the nominee’s skills and experience.

This proposed rule was published in the Federal Register on April 18. Comments from the public were due back to the FHFB today. The FHLBNY’s comments have been filed by Dave Lindstrom. I would also anticipate that the national and state financial services trade groups will comment on the proposal.

The governance of the Home Loan Bank is a significant responsibility. Our 300 member lenders from New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands provide a deep pool of skilled, knowledgeable, talented, and experienced potential Board Members. This in turn means that, over the years, the Directors on our Board have been exceptionally qualified to fully execute their duties, and they have helped keep the Bank focused on its mission of advancing housing opportunity and local community development by maximizing the capacity of its community-based member lenders to serve their markets.

As such, we believe that the election process has worked very well and is not really in need of improvement. But, that being said, we do not really object to the Finance Board’s proposal for enhancing the process. However, the Finance Board proposal does not address a separate but related issue that we believe is worth addressing: namely, the issue of appointed directors.

In brief, the law states that there will be six appointed directors on the New York Bank’s Board. At the present time, there are four appointed director vacancies. There will be two more vacancies at the end of this year because it is the policy of the Administration not to make these appointments. So, this means that, absent Finance Board action, the Board of the Home Loan Bank of New York will find itself without any appointed Directors at the start of next year.

Appointing these public interest directors is currently solely within the power of the Finance Board. In our comment letter on the director election proposal, we ask the Finance Board to address this issue, or to give the Home Loan Banks or their stockholders the power to handle this matter — a power that the Banks themselves currently do not possess.

Some of you may ask, why do you want six more Directors? Why isn’t eleven enough? In a word, the answer is continuity. Unlike most mutual or stock-owned Banks, the Boards of the Home Loan Banks are in constant transition. Terms are limited. Mergers and acquisitions cause Directors to leave before their terms are complete. And the result is that next year, at the Federal Home Loan Bank of New York, we will have only two Directors with more than three years of experience. And one of these two will leave the Board on December 31, 2007 because of term limits. Anyone who has served on a Home Loan Bank Board can tell you there is a steep learning curve for new Directors because our business is so complex and in so many ways very different from retail banking.

• Experience as of January 1, 2007:
George Engelke – 8 years
Dave Lindstrom – 4 years
Jose Gonzalez – 3 years (if reelected)
Kathy Liseno – 3 years (if reelected)
Joe Ficalora – 2 years
Ron Hermance – 2 years
Kevin Lynch – 2 years
Carl Florio – 1 year

Joint and Several Liability — Balancing Member Need for Information in the Home Loan Bank Cooperative

Joint and several liability of the FLHBanks is, in fact, a major strength. The Federal Home Loan Bank Act states that all 12 Home Loan Banks are liable for the consolidated obligations issued by the 12 Home Loan Banks to fund their housing and economic activity for our 8,100 member-lender community banks.

Information is, in fact, highly controlled by the SEC Regulation FD. The rules are the rules. They were applied to us when it was determined by the FHFB that we would register with the SEC under the Securities Exchange Act of 1934. We are one of the first two Home Loan Banks to become effective registrants — San Francisco being the second in August of 2005. Today, there are six more. They are: Atlanta, Boston, Chicago, Cincinnati, Dallas, and Indianapolis, which means that eight Banks have registered. And the others should become effective soon.

And with respect to the disclosure procedure at the Home Loan Bank of New York, we file an 8-K with the SEC every Tuesday and Thursday. I also issue my monthly report at the end or beginning of the month to coincide with the 8-K filing. As mentioned in my previous reports, the style and content is in conformity with Reg FD.

The Home Loan Bank of New York fully appreciates the joint and several liability issue, and in my opinion, the best approach to managing this issue is not so much looking at the information flow as it is risk control. That is the primary reason the Home Loan Bank of New York runs an advances bank with straight forward operations; for example: we have always paid our dividend in cash, and we redeem our excess capital on a daily basis.

Today the Federal Home Loan Bank of New York is sound and conservative. We are heavily regulated, some would say overly regulated, by the FHFB. We have an external auditor closely reviewing our accounting operations, and we have just gone through the SEC registration process. While certain rather small accounting issues have arisen in some Home Loan Banks as relates to FASB 133, I believe is safe to say the Home Loan Banks were given a clean bill of health.

I hope that you would agree that the main issue in the future is to make sure that the Home Loan Banks do not stray from their areas of core competency — advance lending — and I believe if this is done that the issue of joint and several liability will remain as it is today and it has for the last 74 years — a question only of theory. That is academic.

Before I wrap up my remarks today I do want to highlight a recent, important action of the Board. This action involves an issue that has been covered by the press and a concern of policy makers and community bankers for a number of years. That issue is predatory lending.

Like you, we are concerned about that matter and we do work to promote the expansion of fair and equitable home ownership opportunities. Through the unique partnership with you, our member lenders, we are privileged in serving as a liquidity provider in support of their community lending activities. And I mentioned a few minutes ago, this support is accomplished largely through the offering of advances and other credit programs, including issuing letters of credit and purchasing eligible mortgages.

An integral element of this partnership is a shared commitment to sound and responsible lending practices for all qualifying individuals seeking home financing opportunities.

To strengthen this commitment our Board of Directors on May 18, has recently approved enhancements to our Anti-Predatory Lending policies (“APL Policies”) that were first established early in 2003. Formal APL Policies have now been separately established for collateral supporting advances (APL Policy for Collateral) and for mortgages purchased under the Mortgage Partnership Finance® (“MPF®”) program (APL Policy for Acquired Member Assets).

Under the APL Policies, eligible mortgage loans used as collateral supporting advances or sold into the MPF program must comply with all applicable anti-predatory lending laws. Additionally, the FHLBNY has established a firm policy prohibiting the eligibility of any residential mortgage loan with the following predatory or potentially predatory characteristics:

•	Requiring the borrower to obtain prepaid, single-premium credit life insurance;

•	Charging prepayment penalties for payoff beyond the early years of the loan;

•	Inclusion of mandatory arbitration clauses; and

•	Mortgages subject to the HOEPAct

An announcement to all our members detailing our new, strengthened Anti-Predatory Lending Policies was mailed on May 26 and simultaneously, the new Anti-Predatory Lending Policies were posted on the Home Loan Bank’s home web page.

These enhanced policies underscore the Home Loan Bank’s support of fair lending practices through clear communication of what will constitute eligible residential mortgage loans for pledging as collateral or for sale into the MPF program.

Thank you for your attention. We value your loyalty to the Home Loan Bank. We respect your commitment to your customers. And we are profoundly grateful for the opportunity to serve you.